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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [X]
         Check the appropriate box:
          [ ]   Preliminary Proxy Statement
          [ ]   Confidential, for Use of the Commission only (as permitted by
                Rule 14a-6(e)(2))
          [ ]   Definitive Proxy Statement
          [ ]   Definitive Additional Materials
          [X]   Soliciting Material Under Rule 14a-12


                               NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
                                ----------------

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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     2)     Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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            paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: C. Robert Coates
     4)     Date Filed: July 01, 2002

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Press Release

Source:  C. Robert Coates

C. Robert Coates: Netro's Shareholders Say No to Options for Directors and Employees

LAKE FOREST, Ill., July 1 -- C. Robert Coates, a major shareholder in Netro Corporation (NASDAQ: NTRO), announced today that final vote tallies for the company's three recent proxy proposals had just been released. He said, "The results indicate that stockholders are profoundly dissatisfied with their management and directors."

The final vote count was determined by IVS Associates, Inc., an independent inspector of elections. Voting had concluded at Netro's annual shareholders' meeting on May 21, 2002. The final votes were as follows:


Final Vote Count**
-------------------|-----------------------|--------------------|--------------------|
                   |  Re-elect Incumbent   |  More Options for  |  More Options for  |
                   |  Directors            |  Directors*        |  Employees*        |
-------------------|-----------------------|--------------------|--------------------|
For                |  19,051,446           |  17,750,224        |  18,196,318        |
Against            |  16,409,713           |  19,276,719        |  18,830,625        |
-------------------|-----------------------|--------------------|--------------------|

* Netro's own voting rules stipulated that abstentions be counted as votes against the proposal.

** 23.9 million shares were not voted, including 9.4 million shares owned by Carlos Slim and shares owned by other investors.

Final Vote Count if Votes from Netro's CEO and AT&T Wireless are Not Included**
-------------------|-----------------------|--------------------|--------------------|
                   |  Re-elect Incumbent   |   More Options for |  More Options for  |
                   |  Directors            |   Directors        |  Employees         |
-------------------|-----------------------|--------------------|--------------------|
For                |  7,651,446            |   6,350,224        |  6,796,318         |
Against            |  16,409,713           |   19,276,719       |  18,830,625        |
-------------------|-----------------------|--------------------|--------------------|


** 3.7 million votes from Netro's CEO, 8.2 million votes from AT&T Wireless.

Stockholders rejected an amendment to the 1997 Director's Stock Option Plan. The amendment would have granted additional stock options to Netro's directors. The issue was defeated by approximately 2.5 million votes, with 19.2 million votes against and 17.7 million votes for the amendment. Under Netro's voting rules for this issue, abstentions were counted as votes against the amendment.

"The stockholders are telling the directors that their performance has been abysmal and that they do not deserve to be rewarded for it", said Coates.

"Stockholders are justifiably upset that Netro stock has lost 95% of its value over the last two years", continued Coates. "The company squandered millions of dollars on an Israeli R&D subsidiary, which closed its doors only sixteen months after opening them. The company has not succeeded in bringing its Project Angel technology to the marketplace and has still not found a major channel partner to replace Lucent or announced any progress in forming alliances in the all important China market. The company spends more and more money even as sales disappear and the telecom industry crashes. The company's directors refuse to consider a share buyback even though the stock price fell to a new all time low of $2.09 and cash per share equals approximately $4.84.

"Perhaps worst of all, not a single one of the directors even cared enough to attend the annual shareholder's meeting, except for the CEO who was required to be there", said Coates. "These directors, which include Thomas Baruch, Lewis Chakrin, Irwin Federman, Richard Moley, Sanford Robertson and Shirley Young, work for and are supposed to represent the interests of the stockholders. Quite simply, they're not doing their job."

In a second proposal determined by the stockholders' vote, an amendment to the 1999 Employee Stock Option Plan was defeated. The amendment would have granted additional stock options to Netro's employees. Approximately 18.8 million votes were cast against the amendment, while 18.2 million were cast for it. Abstentions were counted as votes against the amendment by Netro's own rules in its proxy.

"Netro's executives and directors created seriously flawed business strategies for the employees to implement", said Coates. "These strategies have produced disastrous financial consequences to the employees and the stockholders."

In a June 26 meeting with IVS, attorneys representing Netro challenged the stockholders' votes and attempted to reverse the defeat of the two stock option proposals. "The inspectors overruled every challenge raised by Netro to our proxies", said Coates. "Netro even challenged several ballot cards, saying they must be signed exactly as the name appears on the company's books and records. We did not challenge any of the ballots. They're the ones trying to disenfranchise the voters", added Coates.

Previously, in a May 29, 2002 press release and a May 31, 2002 8K filing, Netro management claimed that the amendment to the director's stock option plan had been approved by Netro's stockholders. In addition, the press release stated that "all other management proposals at the meeting were also approved", thus implying that the amendment to the employee stock option plan had passed. On May 31, IVS released preliminary results indicating that both amendments had been defeated. It wasn't until June 27, 2002, that Netro issued a brief public statement indicating that the amendments were rejected. "Netro's May press release and 8K contain material misstatements and omissions", said Coates. Material misstatements and omissions are illegal under The Securities Exchange Act of 1934 and could open the company to a class action lawsuit by investors.

In a third proxy proposal, Coates and his associate, David Kennedy, narrowly lost a bid for election to Netro's board of directors. Coates and Kennedy ran in opposition to two incumbent directors whose candidacy was supported by Netro management. The IVS figures show that Coates/Kennedy received 16.4 million votes in the election. The two incumbent directors received approximately 19 million votes, 3.7 million of which came from Netro CEO and Chairman of the Board Gideon Ben-Efraim. In addition, 8.2 million of the 19 million votes came from AT&T Wireless, which received that number of shares as part of its sale of Project Angel to Netro. "We think it's possible that a deal was in place between Netro's CEO and the director from AT&T Wireless, Lewis Chakrin, to support Netro management's stance on proxy issues", said Coates. "In any event, it appears that Netro executives and directors parked 8.2 million shares in friendly hands."

Carlos Slim Helu, a Mexican billionaire and holder of 9.4 million shares of Netro stock, abstained in the election. "Carlos Slim is Netro's largest stockholder and largest customer", said Coates. "His abstention is a powerful 'no-confidence' vote. Apparently he doesn't believe in Netro's executives or directors any more than the other stockholders. He probably just didn't want to be the deciding factor in the election. We are very pleased that he chose to abstain from voting."

"This election was really determined by Netro insiders, Netro's CEO and the AT&T Wireless director", said Coates. "We don't believe that they could have won a fair election".

"One can only hope that Netro's managers and directors hear the very loud message sent by the company's stockholders", concluded Coates. "Those shareholders are frustrated. They want change and they want it now. I will continue my efforts to increase the value of the company's shares for all of us shareholders. When David Kennedy and I first declared our candidacy two months prior to the annual meeting, no one thought we had a chance to win, not even our own proxy solicitor. With a few more weeks, we would have won all of the proposals."

Netro shareholders can call Todd Martin at the Robert Coates Group with any comments, suggestions or questions. Toddcan be reached at 1-800-295-0841, extension 210. Or they can e-mail us at tmartin@rcoates.com.

Source:  C. Robert Coates